UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2014

Forward Industries, Inc.
(Exact name of registrant as specified in its charter)

New York	000-6669	13-1950672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

477 Rosemary Ave. Ste. 219 West Palm Beach, FL		33401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 465-0030

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2014, Owen P.J. King resigned from his position as a member of the Board of Directors (the “Board”) of Forward Industries, Inc. (the “Company”), effective immediately.  Mr. King served on the Company’s Nominating and Governance Committee, Audit Committee, Special Committee, Investment Committee and Compensation Committee.  Mr. King’s resignation was not the result of any disagreement related to any matter involving the Company’s operations, policies or practices.

On December 5, 2014, the Board appointed Robert M. Neal to the Board to serve until his successor has been duly elected and qualified.  The Board also appointed Mr. Neal to serve on the Company’s Nominating and Governance Committee, Audit Committee, Compensation Committee, Special Committee and Investment Committee.  Mr. Neal has not entered into any transactions with the Company since the beginning of the Company’s last fiscal year that are reportable under Item 404(a) of Regulation S-K.

Mr. Neal, 47, founded Skellig Capital LLC, a long/short equity hedge fund, in May 2007 and has been portfolio manager since founding.  Mr. Neal has 26 years of experience in the hedge fund, corporate finance and leveraged finance markets.  Mr. Neal holds a B.A. degree from Duke University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD INDUSTRIES, INC.

Dated: December 8, 2014	By:	/s/ Robert Garrett, Jr.
		Name:	Robert Garrett, Jr.
		Title:	Chief Executive Officer